SUBSIDIARIES OF SILICONIX INCORPORATED

                                     Jurisdiction
                                     of Incorporation                  Percent
         Subsidiary                  or Organization                   Owned
         ----------                  ---------------                   -----

1.   Siliconix Limited               United Kingdom                    100%

2.   Siliconix (Taiwan)              Taiwan                            100%
     Limited

3.   TEMIC Japan K.K.                Japan                             100%

4.   Vishay Asia Pte. Ltd.           Singapore                         100%

5.   TEMIC Semiconductor             United States                     100%
     North America, Inc.             (New Jersey)

6.   Siliconix Technology C.V.       Netherlands                       100%

7.   Shanghai Simconix               People's Republic                 90%
     Co. Ltd.                        of China